Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-281253

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 5, 2024)

$

% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056

WEC Energy Group, Inc. is offering $      aggregate principal amount of its      % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Notes”). The Notes will bear interest (i) from and including the date of original issuance to, but excluding,      , 2031 at an annual rate of      % and (ii) from and including      , 2031 during each Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein), plus      %; provided, that the interest rate during any Interest Reset Period will not reset below      % (which equals the initial interest rate on the Notes). Interest will be payable semi-annually in arrears on       and       of each year, beginning on      , 2026. The Notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on      , 2056.

So long as no event of default (as defined herein) has occurred and is continuing, we may defer interest payments on the Notes on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law.

We may, at our option, redeem the Notes at the times and the prices described in this prospectus supplement.

The Notes will be our general unsecured obligations and will rank junior and subordinate in right of payment to the prior payment in full of our existing and future Senior Indebtedness (as defined herein). For a description of the effect of the terms of subordination applicable to the Notes, see “Description of the Notes - Ranking.”

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange and cannot assure holders that an active after-market for the Notes will develop or be sustained or that holders of the Notes will be able to sell them at favorable prices or at all.

Investing in the Notes involves certain risks. See “Risk Factors” on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount		Proceeds to WEC Energy Group, Inc. (before expenses)
Per Note		%		%		%
Total	$		$		$

(1) Plus accrued interest from November      , 2025, if settlement occurs after that date.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”) on or about November  , 2025.

Joint Book-Running Managers

Barclays       BofA Securities       Citigroup       Morgan Stanley       US Bancorp       Wells Fargo Securities

KeyBanc Capital Markets      MUFG      PNC Capital Markets LLC     RBC Capital Markets     TD Securities

Co-Managers

Cabrera Capital Markets LLC	Comerica Securities	Loop Capital Markets

November      , 2025

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

TABLE OF CONTENTS

Page

Prospectus Supplement

Prospectus

S-i

SUMMARY

In this prospectus supplement, unless the context requires otherwise, “WEC Energy Group,” “we,” “us” and “our” refer to WEC Energy Group, Inc., a Wisconsin corporation, and not to the underwriters.

The information below is only a summary of more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you or that you should consider before buying securities in this offering. Please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated herein and therein by reference, carefully.

WEC Energy Group, Inc.

WEC Energy Group, Inc. was incorporated in the State of Wisconsin in 1981 and became a diversified holding company in 1986. On June 29, 2015, we acquired 100% of the outstanding common shares of Integrys Energy Group, Inc. and changed our name to WEC Energy Group, Inc.

Our wholly owned subsidiaries are primarily engaged in the business of providing regulated electricity service in Wisconsin and Michigan and regulated natural gas service in Wisconsin, Illinois, Michigan and Minnesota. In addition, we have an approximately 60% equity interest in American Transmission Company LLC (“ATC”), a regulated electric transmission company. Through our subsidiaries, we also own majority interests in a number of renewable generating facilities as part of our non-utility energy infrastructure business. At September 30, 2025, we conducted our operations in the six reportable segments discussed below.

Wisconsin Segment: The Wisconsin segment includes the electric and natural gas operations of Wisconsin Electric Power Company (“WE”), Wisconsin Gas LLC (“WG”), Wisconsin Public Service Corporation (“WPS”), and Upper Michigan Energy Resources Corporation (“UMERC”). At September 30, 2025, these companies served approximately 1.7 million electric customers and 1.5 million natural gas customers.

Illinois Segment: The Illinois segment includes the natural gas operations of The Peoples Gas Light and Coke Company (“PGL”) and North Shore Gas Company, which provide natural gas service to customers located in Chicago and the northern suburbs of Chicago, respectively. At September 30, 2025, these companies served approximately 1.1 million natural gas customers. PGL also owns and operates a 38.8 billion cubic feet natural gas storage field in central Illinois.

Other States Segment: The other states segment includes the natural gas operations of Minnesota Energy Resources Corporation (“MERC”), which serves customers in various cities and communities through Minnesota, and Michigan Gas Utilities Corporation (“MGU”), which serves customers in southern and western Michigan. At September 30, 2025, these companies served approximately 0.4 million natural gas customers.

Electric Transmission Segment: The electric transmission segment includes our approximately 60% ownership interest in ATC, which owns, maintains, monitors, and operates electric transmission systems primarily in Wisconsin, Michigan, Illinois, and Minnesota, and our approximately 75% ownership interest in ATC Holdco, LLC, a separate entity formed to invest in transmission-related projects outside of ATC’s traditional footprint.

Non-Utility Energy Infrastructure Segment: The non-utility energy infrastructure segment includes the operations of W.E. Power, LLC, which owns and leases electric power generating facilities to WE; Bluewater Natural Gas Holding, LLC, which owns underground natural gas storage facilities in southeastern Michigan; and WEC Infrastructure LLC (“WECI”), which has acquired majority interests in eight wind parks and four solar projects, capable of providing more than 2,600 megawatts of renewable energy. Together, these projects represent approximately $3.9 billion of committed investments and have long-term agreements with unaffiliated third parties. WECI’s investment in all of these projects qualifies for production tax credits.

Corporate and Other Segment: The corporate and other segment includes the operations of the WEC Energy Group holding company, the Integrys Holding, Inc. holding company, the Peoples Energy, LLC holding company, Wispark LLC (“Wispark”), and WEC Business Services LLC (“WBS”).

Wispark develops and invests in real estate, primarily in southeastern Wisconsin. WBS is a wholly owned centralized service company that provides administrative and general support services to our regulated utilities. WBS also provides certain administrative and support services to our nonregulated entities. This segment also includes Wisvest LLC, Wisconsin Energy Capital Corporation, and WPS Power Development, LLC, which no longer have significant operations.

For a further description of our business and our corporate strategy, see our Annual Report on Form 10-K for the year ended December 31, 2024, as well as the other documents incorporated by reference.

Our principal executive offices are located at 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345.

The Offering

Issuer	WEC Energy Group, Inc.
Securities Offered

$      aggregate principal amount of      % Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056. The Notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity	The Notes will mature on , 2056.
Interest Rate	The Notes will bear interest (i) from and including the date of original issuance to, but excluding, , 2031 (the “First Reset Date”) at an annual rate of % and (ii) from and including , 2031 during each Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date (as defined herein), plus a spread of %; provided, that the interest rate during any Interest Reset Period will not reset below % (which equals the initial interest rate on the Notes).
Interest Payment Dates	Subject to the Company’s right to defer interest payments as described below, interest on the Notes will be payable semi-annually in arrears on and of each year (each an “interest payment date”), beginning on , 2026.
Option to Defer Interest Payments

So long as no event of default (as defined below under “Description of the Notes—Events of Default”) with respect to the Notes has occurred and is continuing, we may, at our option, defer interest payments on the Notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods (as defined below) (each such deferral period, which will commence on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “optional deferral period”). In other words, the Company may declare at its discretion up to a 10-year interest payment moratorium on the Notes and may choose to do so on more than one occasion. An optional deferral period may not extend beyond the maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date, and we may not begin a new optional deferral period until we have paid all accrued interest on the Notes from the previous optional deferral period.

Any deferred interest on the Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted under applicable law. Once we pay all deferred interest payments on the Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Notes as described above, but not beyond the maturity date of the Notes.

We are required to provide to the trustee written notice of any optional deferral of interest at least 10 and not more than 60 business days (as defined herein) prior to the earlier of (1) the next succeeding interest payment date or (2) the date, if any, upon which we are required to give notice to any applicable self-regulatory organization or to holders of the Notes of the next succeeding interest payment date or the regular record date therefor. The trustee is required to promptly forward any such notice to each holder of record of the Notes.

If we elect to defer interest on the Notes for one or more optional deferral periods, the beneficial owners of the Notes will be required to accrue income for United States federal income tax purposes in the amount of the accrued and unpaid interest payments on the Notes, in the form of original issue discount, even though cash interest payments are deferred and even though the beneficial owners may be cash-basis taxpayers.

Certain Restrictions During Optional Deferral Period

During an optional deferral period, we will not be permitted to do any of the following, with certain limited exceptions described below under “Description of the Notes—Certain Limitations During an Optional Deferral Period”:

•      declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment, on any shares of our capital stock;

•      make any payment of or principal of, or interest or premium, if any, on or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the Notes (including debt securities of other series); or

•      make any payments with respect to any guarantee by us of debt securities if such guarantee ranks upon liquidation on a parity with or junior to the Notes.

Optional Redemption

We may redeem the Notes at our option before their maturity:

•      in whole or in part, on one or more occasions, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, in each case at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, the redemption date;

•      in whole, but not in part, at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, the redemption date thereon, if certain changes in tax laws, regulations or interpretations occur; or

•      in whole, but not in part, at 102% of their principal amount, plus any accrued and unpaid interest to, but excluding, the redemption date thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the Notes.

For a more complete description of the circumstances under and the redemption prices at which the Notes may be redeemed, see “Description of the Notes—Redemption—Optional Redemption,” “Description of the Notes—Redemption—Right to Redeem Upon a Tax Event” and “Description of the Notes—Redemption—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.

Subordination; Ranking

Our payment obligations under the Notes are unsecured and rank junior and subordinate in right of payment and upon liquidation to all of our Senior Indebtedness (as defined below under “Description of the Notes—Ranking”), whether presently existing or from time to time hereafter incurred, created, assumed or existing. As of September 30, 2025, our Senior Indebtedness, on an unconsolidated basis, aggregated approximately $6.3 billion principal amount.

Since we are a holding company, our right and, hence, the right of our creditors (including holders of the Notes) to participate in any distribution of the assets of any subsidiary of ours, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors and preferred and preference stockholders of each subsidiary.

As of September 30, 2025, our direct obligations included (i) $3.7 billion of outstanding senior notes and $750.0 million of junior subordinated notes issued under the indenture, and (ii) $2.6 billion of outstanding convertible senior notes issued under separate indentures. We had $1.7 billion in multi-year bank back-up credit facilities to support our commercial paper program and had $905.0 million of commercial paper outstanding at September 30, 2025. At September 30, 2025, our subsidiaries had approximately $12.6 billion of long-term debt outstanding, $351.5 million of commercial paper outstanding and $30.4 million of preferred stock outstanding. Our subsidiaries have an aggregate of $2.2 billion in multi-year bank back-up credit facilities to support their respective commercial paper programs.

There are no terms of the Notes that limit our ability to incur additional Senior Indebtedness or that limit our subsidiaries’ ability to incur additional debt or other liabilities or issue preferred and preference stock.

Events of Default

The following are “events of default” under the indenture with respect to the Notes:

•      failure to pay principal or any premium when due;

•      failure to pay interest on the Notes when due and payable that continues for 30 days (subject to our right to optionally defer interest payments); or

•      certain events of bankruptcy, insolvency or reorganization involving us.

Listing	The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange and cannot assure holders that an active after-market for the Notes will develop or be sustained or that holders of the Notes will be able to sell them at favorable prices or at all.
No Sinking Fund	The Notes do not have the benefit of a sinking fund.
Use of Proceeds	We will use the estimated $ million in net proceeds from this offering to repay short-term debt and for other general corporate purposes. See “Use of Proceeds.”
Conflicts of Interest	Certain of the underwriters or their affiliates may hold a portion of the short-term debt that we intend to repay using all or a portion of the net proceeds of the Notes. As such, certain of the underwriters or their affiliates may receive 5% or more of the net proceeds of this offering. See “Underwriting (Conflicts of Interest) – Conflicts of Interest” in this prospectus supplement.
Further Issues	We may, without the consent of the holders, issue additional junior subordinated notes that will constitute one series and be fungible with the Notes.
Governing Law	The Notes will be governed by and construed in accordance with the laws of the State of Wisconsin, except to the extent that the Trust Indenture Act of 1939 is applicable.
Trustee	The trustee under the indenture (the “Trustee”) is The Bank of New York Mellon Trust Company, N.A.
Risk Factors	An investment in the Notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the Notes.

RISK FACTORS

Investing in the Notes involves risk. In addition to the factors described below, please see the risk factors under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our obligations under the Notes will be subordinated to all Senior Indebtedness of WEC Energy Group.

Our obligations under the Notes will be subordinated to all Senior Indebtedness (as defined in “Description of the Notes—Ranking”) of WEC Energy Group. This means that we cannot make any payments on the Notes until all holders of our Senior Indebtedness have been paid in full, or provision has been made for such payment, if the Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers). As of September 30, 2025, we had approximately $6.3 billion of Senior Indebtedness outstanding. Additionally, the Notes will rank equally in right of payment with (x) our existing junior subordinated notes and (y) any future unsecured indebtedness that we may incur from time to time if the terms of such indebtedness provide that it ranks equally with the Notes in right of payment.

Our cash flow and ability to meet our payment obligations with respect to the Notes depend on the performance of our subsidiaries. As a result, our payment obligations under the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries.

We are a holding company and conduct our operations through our subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our payment obligations under the Notes is dependent upon the ability of our subsidiaries to pay amounts to us, whether through dividends or other payments. Our subsidiaries are separate legal entities that are not required to pay any of our obligations or to make any funds available for that purpose. Therefore, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, debt and preferred stock incurred or issued by our subsidiaries.

The ability of our subsidiaries to pay amounts to us depends on their earnings, cash flows, capital requirements, and general financial condition, as well as regulatory limitations. Prior to distributing cash to us, our subsidiaries have financial obligations that must be satisfied, including, among others, debt service and preferred stock dividends. In addition, each subsidiary's ability to pay amounts to us depends on any statutory, regulatory, and/or contractual restrictions and limitations applicable to such subsidiary, which may include requirements to maintain specified levels of debt or equity ratios, working capital, or other assets. Our utility subsidiaries are regulated by various state utility commissions, which generally possess broad powers to ensure that the needs of the utility customers are being met.

At September 30, 2025, our subsidiaries had approximately $12.6 billion of long-term debt outstanding, $351.5 million of commercial paper outstanding and $30.4 million of preferred stock outstanding. Our subsidiaries have an aggregate of $2.2 billion in multi-year bank back-up credit facilities to support their respective commercial paper programs. The indenture for the Notes does not limit the amount of Senior Indebtedness that we may incur or the amount of other indebtedness or liabilities that we or our subsidiaries may incur.

We can defer interest payments on the Notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods.

So long as no event of default (as defined in “Description of the Notes—Events of Default”) with respect to the Notes has occurred and is continuing, we may, at our option, defer interest payments on the Notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods (as defined in “Description of the Notes—Option to Defer Interest Payments”), except that no such optional deferral period (as defined in “Description of the Notes—Option to Defer Interest Payments”) may extend beyond the maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date, and we may not begin a new optional deferral period with respect to the Notes until we have paid all accrued interest on the Notes from the previous optional deferral period. As a result, we may elect, on one or more occasions, not to pay interest on the Notes for up to ten years. Moreover, following the end of any optional deferral periods, if all amounts then due on the Notes are paid, we could immediately start a new optional deferral period of up to 20 consecutive semi-annual interest payment periods.

No interest will be due and payable on the Notes until the end of the optional deferral period except upon a redemption of the Notes during the optional deferral period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes being redeemed to, but excluding, such redemption date will be due and payable on such redemption date), or unless the principal and interest on the Notes shall have been declared due and payable as a result of an event of default (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) shall become due and payable). Instead, interest on the Notes would be deferred but would continue to accrue at the then-applicable interest rate (as reset from time to time on any Reset Date (as defined herein) occurring during such optional deferral period in accordance with the terms of the Notes) on the Notes. In addition, during any optional deferral period, interest on the deferred interest would accrue at the then-applicable interest rate (as reset from time to time on any Reset Date occurring during such optional deferral period in accordance with the terms of the Notes) on the Notes, compounded semi-annually, to the extent permitted by applicable law.

If we exercise this interest deferral right, and assuming there is a trading market for the Notes, the Notes may trade at a price that does not reflect the value of accrued and unpaid interest on the Notes or that is otherwise substantially less than the price at which the Notes would have traded if we had not exercised such interest deferral right. If we exercise this interest deferral right and you sell your Notes during an optional deferral period, you may not receive the same return on your investment as a holder that continues to hold its Notes until we pay the deferred interest following the end of such optional deferral period. In addition, as a result of our right to defer interest payments, the market price of the Notes may be more volatile than other securities that do not have these rights. There can be no assurance a trading market for the Notes will develop.

Holders of the Notes subject to United States federal income taxation may have to pay taxes on interest before they receive payments from us.

If we defer payments of interest on the Notes, the Notes will be treated at that time, solely for purposes of the United States federal income tax original issue discount rules, as having been retired and reissued with original issue discount. A holder of the Notes subject to United States federal income tax on a net income basis would be required to accrue that original issue discount for United States federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the Notes, regardless of such holder’s method of tax accounting. As a result, a holder will be required to include the accrued interest in such holder’s gross income for United States federal income tax purposes even though such holder will not have received any associated cash. A holder’s adjusted tax basis in a Note generally will be increased by such amounts that it was required to include in gross income. Holders should consult with their tax advisors regarding the tax consequences of an investment in the Notes. For more information regarding the U.S. tax consequences of owning and disposing of the Notes, see “Material United States Federal Income Tax Considerations.”

Holders of the Notes will have limited rights of acceleration.

Holders of the Notes and the trustee under the indenture for the Notes may accelerate payment of the principal and interest on the Notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the Notes may be accelerated upon the occurrence of an event of default under the indenture related to failure to pay interest within 30 days after it is due (subject to our right to defer payments of interest for up to 20 consecutive semi-annual interest payment periods), failure to pay principal or premium, if any, on the Notes when due and certain events of bankruptcy, insolvency or reorganization relating to us. Holders of the Notes and the trustee will not have the right to accelerate payment of the principal or interest on the Notes upon the breach of any other covenant in the indenture. See “Description of the Notes—Events of Default” and “Description of the Notes—Option to Defer Interest Payments.”

While it is not possible for the interest rate on the Notes to decrease below the initial interest rate, the interest rate on the Notes may fluctuate over time.

The interest rate on the Notes from their original issue date to, but excluding,      , 2031 will be      % per annum. Beginning on      , 2031, the interest rate on the Notes for each Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of      %, to be reset on each Interest Reset Date; provided, that the interest rate during any Interest Reset Period will not reset below      %. Accordingly, while it is not possible for the interest rate on the Notes to decrease below the initial interest rate, the interest rate for a given Interest Reset Period subsequent to the initial Interest Reset Period may decrease as compared to the interest rate for the prior Interest Reset Period. The Company has no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events. See “Description of the Notes—Interest.”

Historical United States Treasury rates are not an indication of future United States Treasury rates.

As noted above, the annual interest rate on the Notes for each Interest Reset Period will be set by reference to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date (provided that the interest rate during any Interest Reset Period will not reset below      % per annum (which is the same as the initial interest rate on the Notes). In the past, United States Treasury rates have experienced significant fluctuations. Historical levels, fluctuations and trends of United States Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in United States Treasury rates is not an indication that United States Treasury rates are more or less likely to increase or decrease at any time after      , 2031, and historical United States Treasury rates are not an indication of future Five-Year Treasury Rates.

Ratings of the Notes may change and affect the market prices and marketability of the Notes. In addition, we may redeem the Notes if a rating agency makes certain changes in the equity credit methodology for securities such as the Notes.

Our debt securities are subject to periodic review by one or more independent credit rating agencies and may be subject to rating and periodic review by additional independent credit rating agencies in the future. Any such ratings are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of the rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit rating will remain in effect for any given period of time or that any such rating will not be lowered, suspended or withdrawn entirely by the rating agency if, in such rating agency’s judgment, circumstances so warrant. It is also possible that any such rating may be lowered in connection with future events. Holders of the Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. In the event a trading market develops for the Notes, any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Notes. In addition, we may, at our option, redeem the Notes, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Notes. See “Description of the Notes—Redemption—Right to Redeem Upon a Rating Agency Event” for additional information.

We may redeem the Notes before they mature.

We may redeem the Notes in the circumstances described in “Description of the Notes—Redemption.” These redemption rights may, depending on prevailing market conditions at the time, create reinvestment risk for the holders of the Notes in that they may be unable to find a suitable replacement investment with a comparable return to the Notes.

Investors should not expect us to redeem the Notes on the first or any other date on which they are redeemable.

We may redeem some or all of the Notes, at our option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, in each case at a redemption price in cash equal to 100% of the principal amount of the Notes being redeemed, plus, subject to the terms described in the first paragraph in “Description of the Notes—Redemption—Redemption Procedures”, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date. In addition, the Notes may be redeemed by us at our option, in whole but not in part, following the occurrence and during the continuance of either a Tax Event or a Rating Agency Event (as those terms are defined in “Description of the Notes—Redemption”). Any decision we may make at any time to redeem the Notes before their final maturity date will depend upon, among other things, the strength of our balance sheet, our results of operations, our access to the capital markets, interest rates, our growth strategy, and general market conditions at such time. Accordingly, while we may decide to do so, investors should not expect us to redeem the Notes on the first or any other date on which they are redeemable.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

We have included or may include statements in this prospectus supplement and the accompanying prospectus (including documents incorporated by reference) that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, goals, strategies, assumptions or future events or performance may be forward-looking statements. Also, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goals,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” “seeks,” “should,” “targets,” “will” or similar terms or variations of these terms.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results, performance or achievements to differ materially from those contemplated in the forward-looking statements include factors we have described under the captions “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, and under the caption “Factors Affecting Results, Liquidity, and Capital Resources” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2024 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, or under similar captions in the other documents we have incorporated by reference. Any forward-looking statement speaks only as of the date on which that statement is made, and, except as required by applicable law, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made.

USE OF PROCEEDS

We estimate the net proceeds to us from the offering to be approximately      $ million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from the offering to repay short-term debt and for other general corporate purposes. At September 30, 2025, our outstanding short-term debt of $905.0 million had a weighted average interest rate of 4.26% and an average life of less than 30 days.

Pending disposition, we may temporarily invest the net proceeds of the offering not required immediately for the intended purposes in U.S. governmental securities and other high quality U.S. securities.

CAPITALIZATION

The table below shows our consolidated capitalization structure on an actual basis.

	As of September 30, 2025
	Actual Amount (unaudited)	Percentage
	(Dollars in Millions)	(Rounded to Tenths)
Short-term debt	$1,260.6	3.6%
Long-term debt(1)	19,564.7	56.2%
Finance lease obligations	364.2	1.1%
Preferred stock of subsidiary	30.4	0.1%
Common equity	13,568.4	39.0%
Total	$34,788.3	100.0%

(1)	Includes current maturities.

DESCRIPTION OF THE NOTES

We will issue the Notes under the indenture, dated as of March 15, 1999, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago), as Trustee (as amended and supplemented, the “indenture”). At September 30, 2025, the aggregate principal amount of debt securities outstanding under the indenture was approximately $7.1 billion, including $750.0 million of junior subordinated notes.

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Notes set forth in the accompanying prospectus under “Description of Debt Securities.”

General

The Notes will constitute a separate series of our junior subordinated notes under the indenture and initially will be issued in the aggregate principal amount of $      in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may from time to time, without notice to, or the consent of, the holders of the Notes, create and issue further notes of the same series, equal in rank to the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new notes or, if applicable, the first payment of interest following the issue date of the new notes) so that the new notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes. In the event that we issue additional notes of the same series, we will prepare a new offering memorandum or prospectus.

Maturity

Unless an earlier redemption has occurred, the entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on      , 2056.

Interest

The Notes will bear interest (i) from and including the date of the original issuance to, but excluding,      , 2031 (the “First Reset Date”) at an annual rate of      % and (ii) from and including      , 2031 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus a spread of      %; provided, that the interest rate during any Interest Reset Period will not reset below      % (which equals the initial interest rate on the Notes).

Interest on the unpaid principal amount of the Notes will accrue from the date of original issuance of the Notes and will, subject to our right to defer interest payments (as described below under “—Option to Defer Interest Payments”), be payable semi-annually in arrears on       and       of each year (each, an “interest payment date”), beginning on      , 2026. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at the same rate at which the applicable Notes bear interest, to the extent permitted by law.

Interest will be paid to the person in whose name a Note is registered at the close of business on the          or         (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). The amount of interest payable for any interest accrual period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Payments of interest on the Notes will include interest accrued to, but excluding, the respective interest payment date.

If any interest payment date, a maturity date or a redemption date falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on such scheduled payment date, and no interest on such payment will accrue in respect of the delay.

A “business day” is any day that is not a Saturday, a Sunday, a day on which banking institutions in New York City are not required to be open or a day on which the Federal Reserve Bank of New York is not open.

Unless all of the outstanding Notes have been redeemed, we will appoint a calculation agent (the “calculation agent”) with respect to the Notes prior to the applicable Reset Interest Determination Date. We or any of our affiliates may assume the duties of the calculation agent. The applicable interest rate for each Interest Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. If we or one of our affiliates is not the calculation agent, the calculation agent will notify us of the interest rate for the relevant Interest Reset Period promptly upon such determination. We will notify the trustee in writing of such interest rate, promptly upon making or being notified of such determination. The calculation agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period will be conclusive and binding absent manifest error, will be made in the calculation agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Notes, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the Notes upon request. In no event shall the trustee serve as the calculation agent (unless upon receiving reasonable advance notice the trustee agrees to the appointment as calculation agent in writing), nor shall it have any liability for any determination made by or on behalf of such calculation agent.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five business days appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the calculation agent will use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of “business day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the calculation agent in its sole discretion, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Interest Reset Period” means the period from and including      , 2031 to but excluding the next following Reset Date and thereafter each period from and including a Reset Date to but excluding the next following Reset Date, or the maturity date or date of redemption, as the case may be.

“Reset Date” means      , 2031 and each date falling on the five-year anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means the day falling two business days prior to the beginning of the applicable Interest Reset Period.

Ranking

Our payment obligations under the Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing.

“Senior Indebtedness” means the principal of, premium, if any, and interest in respect of:

•	all of our indebtedness for money borrowed;

•	all indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our finance lease obligations;

•	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of the types previously described of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types previously described of other persons secured by any lien on any of our property, whether or not such obligation is assumed by us.

However, the term “Senior Indebtedness” does not include:

•	any indebtedness which is by its terms subordinated to, or pari passu with the Notes; or

•	any trade obligations incurred in the ordinary course of business.

Our Senior Indebtedness will be entitled to the benefits of the subordination provisions in the indenture and the securities resolution establishing the Notes, irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Under the indenture and the securities resolution establishing the Notes, no payment may be made on the Notes, including any redemption payment, if:

•	any of our Senior Indebtedness has not been paid when due and any applicable grace period has ended and the default has not been cured or waived or ceased to exist; or

•	the maturity of any Senior Indebtedness has been and remains accelerated as a result of a default.

In the event we pay or distribute any of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, the holders of our Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the Notes are entitled to receive or retain any payment. Until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the indenture and the securities resolution establishing the Notes will be made to holders of the Senior Indebtedness. If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, those holders of the Notes are required to pay such distribution over to the holders of the Senior Indebtedness or their representatives or trustees, as their interests may appear. As a result of the subordination provisions contained in the indenture and the securities resolution establishing the Notes, in the event of our insolvency, our creditors who are holders of Senior Indebtedness likely will recover more, ratably, than the holders of the Notes.

As of September 30, 2025, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $6.3 billion. Because we are a holding company and conduct all of our operations through subsidiaries, holders of debt securities will generally have a position that is effectively junior to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Various financing arrangements and regulatory requirements impose restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. All of our utility subsidiaries, with the exception of Upper Michigan Energy Resources Corporation and Michigan Gas Utilities Corporation, are prohibited from loaning funds to us, either directly or indirectly. The indenture does not limit us or our subsidiaries if we decide to issue additional debt.

As of September 30, 2025, our direct obligations included (i) $3.7 billion of outstanding senior notes and $750.0 million of junior subordinated notes issued under the indenture, and (ii) $2.6 billion of outstanding convertible senior notes issued under separate indentures. We have $1.7 billion in multi-year bank back-up credit facilities to support our commercial paper program and had $905.0 of commercial paper outstanding at September 30, 2025. At September 30, 2025, our subsidiaries had approximately $12.6 billion of long-term debt outstanding, $351.5 million of commercial paper outstanding and $30.4 million of preferred stock outstanding. Our subsidiaries have an aggregate of $2.2 billion in multi-year bank back-up credit facilities to support their respective commercial paper programs.

Option to Defer Interest Payments

So long as no event of default (as defined below under “—Events of Default”) with respect to the Notes has occurred and is continuing, we may, at our option, defer interest payments on the Notes on one or more occasions, from time to time, for up to 20 consecutive semi-annual interest payment periods (as defined below) (each such deferral period, which will commence on the interest payment date on which the first such deferred interest payment otherwise would have been made, an “optional deferral period”). An optional deferral period may not extend beyond the maturity date of the Notes or end on a day other than the day immediately preceding an interest payment date, and we may not begin a new optional deferral period until we have paid all accrued interest on the Notes from the previous optional deferral period. “Interest payment period” means the semi-annual period from, and including, an interest payment date to, but excluding, the next succeeding interest payment date, except for the first interest payment period, which shall be the period from, and including, the date of original issuance of the Notes to, but excluding,      , 2026.

During any optional deferral period, interest on the outstanding principal amount of the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such optional deferral period in accordance with the terms of the Notes). In addition, any deferred interest on the Notes will accrue additional interest (“compound interest”) at a rate equal to the interest rate then applicable to the Notes (as reset from time to time on any Reset Date occurring during such optional deferral period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law. Once we pay all deferred interest payments on the Notes, including any compound interest, we can again defer interest payments on the Notes as described above but not beyond the maturity date of the Notes.

All references in the Notes and, insofar as relates to the Notes, the indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

No interest will be due and payable on the Notes until the end of the optional deferral period except upon a redemption of the Notes during the optional deferral period (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes being redeemed to, but excluding, such redemption date will be due and payable on such redemption date) or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an event of default (in which case all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes will be due and payable). The interest payment date falling immediately after the last day of an optional deferral period shall not be deemed to fall on a day during such optional deferral period.

Prior to the termination of any optional deferral period that is shorter than 20 consecutive interest payment periods, we may further defer the payment of interest, provided that such optional deferral period together with all such previous and further deferrals of interest payments shall not exceed 20 consecutive interest payment periods at any one time or extend beyond the maturity date of the Notes. We also may elect, at our option, to shorten the length of any optional deferral period. No optional deferral period (including as extended or shortened) may end on a day other than the day immediately preceding an interest payment date. At the end of any optional deferral period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, to the extent permitted by applicable law, any compound interest), are paid, we may elect to begin a new optional deferral period; provided, however, that, without limitation of the foregoing, we may not begin a new optional deferral period unless we have paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous optional deferral periods.

We will be required to provide to the trustee written notice of any optional deferral of interest (including any shortening or extension of an optional deferral period) at least 10 and not more than 60 business days prior to the earlier of (1) the next succeeding interest payment date, or (2) the date, if any, upon which we are required to give notice to any applicable self-regulatory organization or to holders of the Notes of the next succeeding interest payment date or the regular record date therefor. The indenture provides that this notice will be forwarded promptly by the trustee to each holder of record of the Notes. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest, payable on the interest payment date immediately following the last day of an optional deferral period will be the regular record date with respect to such interest payment date.

Certain Limitations During an Optional Deferral Period

Unless we have paid all accrued and payable interest on the Notes, subject to several exceptions, we will not, and will not permit any of our subsidiaries to, do any of the following:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment, on any shares of our capital stock;

•	make any payment of or principal of, or interest or premium, if any, on or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the Notes (including debt securities of other series); or

•	make any payments with respect to any guarantee by us of debt securities if such guarantee ranks upon liquidation on a parity with or junior to the Notes.

However, at any time, including during an optional deferral period, the exceptions will permit:

•	purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring us to purchase, redeem or acquire our capital stock;

•	any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of any reclassification of our capital stock or the exchange or conversion of all or a portion of one class or series of our capital stock for another class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

•	dividends or distributions paid or made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred; and

•	redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

Redemption

Optional Redemption

We may redeem the Notes, at our option, in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date, in each case at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

Right to Redeem Upon a Tax Event

We may, at our option, redeem the Notes, in whole but not in part, following the occurrence and during the continuance of a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. In such case, we will deliver a notice of redemption specifying the Tax Event redemption date within 90 days after the occurrence of a Tax Event.

A “Tax Event” means that we have received a written opinion of a nationally recognized accounting firm or counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•	a threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of original issuance of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

We may, at our option, redeem the Notes, in whole but not in part, following the occurrence and during the continuance of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. In such case, we will deliver a notice of redemption specifying the Rating Agency Event redemption date within 90 days after the occurrence of a Rating Agency Event.

A “Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto) that then publishes a rating for us (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of the original issuance of the Notes, in the case of any rating agency that published a rating for us as of the date of the original issuance of the Notes, or (b) as such methodology was in effect on the date such rating agency first published a rating for us, in the case of any rating agency that first publishes a rating for us after the date of the original issuance of the Notes (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed, clarified or amended or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed, clarified or amended.

Redemption Procedures

Notwithstanding any statement under this caption “—Redemption” to the contrary, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the indenture, except that, if the redemption date for any Notes falls on any day during an optional deferral period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such redemption date to the persons entitled to receive the redemption price of such Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an optional deferral period shall not be deemed to fall on a day during such optional deferral period.

We will send notice at least 30 days, but not more than 60 days, before the redemption date to each holder of Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions of the Notes called for redemption.

Except in the case of a conditional redemption, as discussed below, once notice of redemption is given, the Notes called for redemption become due and payable on the redemption date at the redemption price stated in the notice.

A notice of redemption may be conditional and provide that it is subject to the occurrence of any event described in the notice before the date fixed for the redemption. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred before the redemption date or have been waived by us.

No Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Covenants

The indenture does not significantly limit our operations. In particular, it does not:

•	limit the amount of debt securities we may issue under the indenture;

•	limit the number of series of debt securities we can issue from time to time;

•	restrict the total amount of debt that we or our subsidiaries may incur; or

•	contain any covenant or other provision that is specifically intended to afford any holder of the debt securities protection in the event of highly leveraged transactions or any decline in our ratings or credit quality.

Limitation on Mergers, Consolidations and Sales of Assets

The indenture provides that we will not consolidate with or merge into another company in a transaction in which we are not the surviving company, or transfer all or substantially all of our assets to another company, unless:

•	that company is organized under the laws of the United States or a state thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state thereof;

•	that company assumes by supplemental indenture all of our obligations under the indenture, including the Notes;

•	all required approvals of any regulatory body having jurisdiction over the transaction have been obtained; and

•	immediately after the transaction no default exists under the indenture.

The successor will be substituted for us as if it had been an original party to the indenture, securities resolutions and the Notes. Thereafter, the successor may exercise our rights and powers under the indenture and the Notes, and all of our obligations under those documents will terminate.

Events of Default

The following are “events of default” under the indenture with respect to the Notes:

•	our failure to pay principal or any premium when due;

•	our failure to pay interest when due and payable that continues for 30 days (subject to our right to optionally defer interest payments described above under “—Option to Defer Interest Payments”); or

•	certain events of bankruptcy, insolvency or reorganization involving us.

If an event of default (other than due to certain events of bankruptcy, insolvency or reorganization) occurs with respect to the Notes, the trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes will have the right to declare the principal amount of the Notes, and any accrued interest thereon, immediately due and payable. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of all the outstanding Notes, and any accrued interest thereon, will automatically, and without any declaration or other action on the part of the trustee or any holder of the Notes, become immediately due and payable.

An event of default does not include a failure to comply with covenants under the indenture or the securities resolution establishing the Notes.

The holders of a majority in principal amount of the Notes, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the Notes have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

If an event of default occurs and is continuing on the Notes, the trustee may pursue any available remedy to collect principal or interest then due on the Notes, to enforce the performance of any provision applicable to the Notes or otherwise to protect the rights of the trustee and holders of the Notes.

The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the Notes which it reasonably believes may expose it to any loss, liability or expense. With some limitations, holders of a majority in principal amount of the Notes may direct the trustee in its exercise of any trust or power with respect to the Notes.

The Notes do not have a cross-default provision. Thus, a default by us on any other debt, including a default on another series of debt securities issued under the indenture, would not automatically constitute an event of default under the indenture.

Amendments and Waivers

The indenture and the Notes may be amended, and any default may be waived. We and the trustee may amend the indenture and the debt securities issued thereunder (including the Notes) with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. Without the consent of each holder of the Notes affected, no amendment or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the interest on or change the time for payment of interest on the Notes;

•	change the maturity date of the Notes;

•	reduce the principal of any Note that would be due on its acceleration;

•	change the currency in which the principal or interest on the Notes is payable;

•	make any change that materially adversely affects the right to exchange any Note;

•	waive any default in payment of interest on or principal of a Note or any default in respect of a provision that pursuant to the indenture cannot be amended without the consent of each debt security holder affected; or

•	make any change in the section of the indenture concerning waiver of past defaults or the section of the indenture concerning amendments requiring the consent of debt security holders, except to increase the amount of debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder of debt securities affected by the amendment or waiver.

Without the consent of any holder of the Notes, we may amend the indenture or the Notes:

•	to cure any ambiguity, omission, defect, or inconsistency;

•	to provide for the assumption of our obligations to holders of the Notes by the surviving company in the event of a merger, consolidation or transfer of all or substantially all of our assets requiring such assumption;

•	to provide that specific provisions of the indenture will not apply to a series of debt securities not previously issued;

•	to create a series of debt securities and establish its terms;

•	to provide for a separate trustee for one or more series of debt securities; or

•	to make any change that does not materially adversely affect the rights of any holder of the Notes.

Legal Defeasance and Covenant Defeasance

The Notes may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to the Notes and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenants which may be applicable to the Notes (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, the Notes may not be accelerated because of an event of default. As discussed above under “Events of Default,” an event of default does not include a failure to comply with covenants under the indenture or securities resolution establishing the Notes. As a result, the Notes cannot be accelerated as a result of our failure to comply with covenants under the indenture or the securities resolution establishing the Notes.

To exercise either defeasance option as to the Notes, we must:

•	irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations;

•	deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on the Notes to maturity or redemption, as the case may be; and

•	comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any income, gain or loss to holders for federal income tax purposes.

U.S. government obligations are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option. This term also includes certificates representing an ownership interest in such obligations.

Agreement by Holders to Certain Tax Treatment

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Trust Company, National Association) (successor to Bank One Trust Company, N.A.) (successor to The First National Bank of Chicago) will act as trustee and registrar for the Notes, and the trustee will also act as transfer agent and paying agent with respect to the Notes. We may remove the trustee with or without cause if we notify the trustee three months in advance and if no default occurs during the three-month period. If the trustee resigns or is removed, or if a vacancy exists in the office of trustee for any reason, the indenture provides that we must promptly appoint a successor trustee. The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee. In addition, the trustee serves as collateral agent for notes issued by non-utility subsidiaries of W.E. Power, LLC.

Governing Law

The indenture and the Notes will be governed by and construed in accordance with the laws of the State of Wisconsin, except to the extent that the Trust Indenture Act of 1939 is applicable.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company (“DTC”), New York, NY, will act as the securities depository for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Upon issuance, the Notes will be represented by one or more fully-registered global note certificates, representing in the aggregate the total principal amount of the Notes, and will be deposited with the Trustee on behalf of DTC. Investors may hold interests in the Notes offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear and Clearstream.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement or the accompanying prospectus.

Purchases of the Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Participant and not of DTC or WEC Energy Group, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of WEC Energy Group, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of a global Note will not be entitled to receive physical delivery of a Note. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Note.

DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Notes. We understand, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of our decision, but will only withdraw beneficial interests from a global Note at the request of each Direct or Indirect Participant. In that event, certificates for the Notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy thereof. Neither we nor any underwriter has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in Notes settled during such processing will be reported to the relevant Clearstream participant or Euroclear system participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax considerations relevant to the acquisition, ownership, and disposition of the Notes, and insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of WEC Energy Group’s tax counsel, Troutman Pepper Locke LLP. Except where noted, this discussion only applies to Notes that are held as capital assets by holders who purchase the Notes upon their original issuance at the original offering price. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities or arrangements (and persons holding the Notes through a partnership or other pass-through entity or arrangement), holders whose functional currency is not the United States dollar, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, passive foreign investment companies, controlled foreign corporations and corporations that accumulate earnings to avoid United States federal income tax, or persons holding the Notes as part of a hedge, straddle or other integrated transaction. In addition, this discussion does not address the effect of any state, local, foreign, or other tax laws or any United States federal gift or alternative minimum tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and final, temporary, and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

As used in this prospectus supplement, the term “United States Holder” means a beneficial owner of a Note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

The term “Non-United States Holder” means a beneficial owner of a Note (other than an entity or arrangement treated as a partnership or other pass-through entity for United States federal income tax purposes) that is not a United States Holder.

If a partnership (or other entity or arrangement treated as a partnership) holds Notes, the tax treatment of the partnership and its partners will generally depend on the status of the partner and the activities of the partnership and its partners. If a holder of Notes is a partnership or a partner in such a partnership, such holder should consult with its own tax advisors regarding the United States federal income tax considerations of the purchase, ownership, and disposition of the Notes.

Persons considering purchasing the Notes should consult their own tax advisors regarding the United States federal income tax considerations relating to the purchase, ownership, and disposition of the Notes in light of their particular circumstances, as well as the effect of any state, local, foreign, or other tax laws.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial, or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Notes, and no rulings have been sought, or will be sought, from the Internal Revenue Service (“IRS”) in this regard.

While the matter is not completely free from doubt, under applicable law as of the issue date of the Notes, the Notes will be properly characterized as indebtedness for United States federal income tax purposes. This determination is based upon an analysis of the relevant facts and circumstances and assumes that the transactions related to the issuance of the Notes are consummated in accordance with the terms of the relevant transaction documents.

This determination is not, however, binding on the IRS. If the IRS were to assert successfully that the Notes were not properly characterized as indebtedness for United States federal income tax purposes, interest payments on the Notes would generally be treated for United States federal income tax purposes as dividends to the extent paid out of WEC Energy Group’s current or accumulated earnings and profits (as determined for United States federal income tax purposes). In the case of Non-United States Holders, distributions treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty or to the extent such distributions are treated for United States federal income tax purposes as effectively connected with the Holder’s conduct of a trade or business within the United States in which case such effectively connected payments generally would be subject to United States federal income tax on a net income basis.

We intend, and by acquiring an interest in a Note each holder and beneficial owner of a Notes agrees, to treat the Notes as indebtedness for United States federal income tax purposes and the remainder of this discussion assumes such treatment.

Tax Consequences to United States Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the Notes will be issued with no more than a de minimis amount of original issue discount (“OID”), if any (as determined under the Code). In such a case, and subject to the discussion below under “—Original Issue Discount” and “—Contingent Payment Debt Instruments,” stated interest on a Note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder’s usual method of accounting for tax purposes.

Original Issue Discount

Special rules apply with respect to debt instruments that are issued with OID. Treasury regulations provide that the possibility that interest on the Notes might be deferred could result in the Notes being treated as issued with OID, unless the likelihood of such deferral is remote. We believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the Treasury regulations because to do so would preclude us from, among other things, paying dividends on our common stock. Accordingly, the remote possibility of such deferral will not result in the Notes being treated as issued with OID.

However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote,” as used in the applicable Treasury regulations, and there can be no assurance that the IRS or a court will agree with our position. If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, such Notes would be treated as issued with OID at the time of issuance, or reissued with OID at the time of such deferral, as the case may be, and all stated interest, or, if interest is in fact deferred, all stated interest due after such deferral, would be treated as OID. Under the OID rules, United States Holders will be required to include OID in taxable income (as ordinary income) as it accrues, using a constant yield method, regardless of the United States Holder’s regular method of accounting for United States federal income tax purposes and in advance of the receipt of the cash to which such OID is attributable. Actual payments of stated interest would not be reported separately as taxable income. Consequently, a United States Holder would be required to include OID in gross income even if we do not make any actual cash payments during an optional deferral period. The remainder of this discussion assumes the Notes will not be treated as having been issued with OID. Holders are urged to consult their own tax advisors regarding the application of the OID rules to the Notes.

Contingent Payment Debt Instruments

We may be obligated to pay amounts in excess of the stated interest or principal on the Notes, including upon an optional redemption of the Notes following the occurrence of a Rating Agency Event (as described under “Description of the Notes—Redemption—Right to Redeem Upon a Rating Agency Event”). These potential payments require consideration of the provisions of Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the possibility of any such payments does not result in the Notes being treated as contingent payment debt instruments under the applicable Treasury regulations because we believe that the likelihood of the occurrence of a Rating Agency Event is remote. Our position is binding on a United States Holder, unless the holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, United States Holders might be required to accrue ordinary interest income on the Notes at a rate in excess of the stated interest rate, and to treat as ordinary interest income (rather than capital gain) any gain realized on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon a sale, exchange, redemption or other taxable disposition (including a retirement) of a Note, a United States Holder will generally recognize gain or loss equal to the difference, if any, between the amount received (less an amount equal to any accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the United States Holder’s adjusted tax basis in the Note, which will generally be equal to the United States Holder’s cost for that Note. The amount realized by a United States Holder will include the amount of any cash and the fair market value of any property received for the Notes.

A gain or loss recognized by a United States Holder on a sale, exchange, or other taxable disposition of a Note generally will constitute capital gain or loss. Capital gains recognized by a non-corporate United States Holder upon the sale, exchange, or other taxable disposition of a Note that is held for more than one year are generally eligible for reduced rates of United States federal income tax. The ability of a United States Holder to deduct capital losses is limited.

Medicare Tax

Certain United States Holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Notes. Each United States Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its particular income and gains in respect of its investment in the Notes.

Backup Withholding and Information Reporting

Information reporting requirements generally apply in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes by, non-corporate United States Holders. A United States Holder will be subject to a backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and fails to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a United States Holder will be allowed as a credit against such United States Holder’s United States federal income tax liability or may entitle such United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Tax Consequences to Non-United States Holders

Payments of Interest

Except if interest on the Notes is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, and subject to the “—information Reporting and Backup Withholding” and “—FATCA Withholding” summaries below, a Non-United States Holder generally will not be subject to United States federal income or withholding tax on payments of interest on the Notes provided that such Non-United States Holder (1) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of WEC Energy Group’s stock entitled to vote, (2) is not a controlled foreign corporation that is related to WEC Energy Group directly or constructively through stock ownership, (3) is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (4) satisfies certain certification requirements. Such certification requirements will be met if (a) the Non-United States Holder provides its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or a substantially similar form), under penalties of perjury, that it is not a United States person or (b) a securities clearing organization or certain other financial institutions holding the Notes on behalf of the Non-United States Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, WEC Energy Group or its paying agent must not have actual knowledge or reason to know that the beneficial owner of the Notes is a United States person.

If interest on the Notes is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, but such Non-United States Holder does not satisfy the other requirements outlined in the preceding paragraph, interest on the Notes generally will be subject to United States withholding tax at a 30% rate (or a lower applicable treaty rate).

If interest on the Notes is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-United States Holder generally will be subject to United States federal income tax on a net income basis at the rate applicable to United States persons generally (and, with respect to corporate Non-United States Holders, may also be subject to a 30% branch profits tax (or a lower applicable treaty branch profits tax rate)). If interest on the Notes is effectively connected with the conduct by a Non-United States Holder of a trade or business within the United States, such interest payments will not be subject to United States withholding tax if the Non-United States Holder provides to us or our paying agent the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Notes

Subject to the “—Information Reporting and Backup Withholding” and “—FATCA Withholding” summaries below, a Non-United States Holder generally will not be subject to United States federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the Notes. A Non-United States Holder will also generally not be subject to United States federal income tax with respect to such gain, unless (1) the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (2) in the case of a Non-United States Holder that is a nonresident alien individual, such Non-United States Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (1) above, gain or loss recognized on the disposition of such Notes generally will be subject to United States federal income taxation in the same manner as if such gain or loss were recognized by a United States Person, and, in the case of a Non-United States Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate). In the case described in (2) above, the Non-United States Holder will be subject to a 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the Notes (after being offset by certain United States source capital losses).

To the extent the amount realized on a sale, exchange, redemption, or other taxable disposition of the Notes is attributable to accrued but unpaid interest on the Notes, such amount generally will be subject to, or exempt from, tax to the same extent as described under “—Payments of Interest” above.

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with our payment of interest on the Notes. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Notes, and the Non-United States Holder may be subject to backup withholding tax (currently at a rate of 24%) on payments of interest on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from backup withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-United States Holder may be allowed as a credit against the Non-United States Holder’s United States federal income tax liability or may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding

Under the Foreign Account Tax Compliance Act (“FATCA”) and additional guidance issued by the IRS, a United States federal withholding tax of 30% generally will apply to interest on a debt obligation paid to (1) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (2) a foreign entity that is a “non-financial foreign institution” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such non-financial foreign entity provides the withholding agent with a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, and certain other specified requirements are met. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of the Notes on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Certain Non-United States Holders located in a jurisdiction with an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not be obligated to pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Payments of Interest”, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as representatives, have severally, and not jointly, agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the Notes indicated in the following table:

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
BofA Securities, Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
KeyBanc Capital Markets Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC
Cabrera Capital Markets LLC
Comerica Securities, Inc.
Loop Capital Markets LLC
Total	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to      % of the principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to       % of the principal amount of the Notes. After the initial public offering of the Notes, the offering prices and other selling terms may from time to time be varied by the representatives. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by WEC Energy Group
Per Note		%

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, Notes on the open market. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the underwriters repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The Notes are a new issue of debt securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the Notes.

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $     million.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph on the cover page of this prospectus supplement, which will be the       business day following the date of the pricing of the Notes (this settlement cycle being referred to as “T+      ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next       succeeding business day(s) will be required, by virtue of the fact that the Notes initially will settle in T+      , to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next succeeding       business day(s) should consult their own advisors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have provided, currently provide and may in the future provide, investment banking, commercial banking, advisory and other services for us and our affiliates, for which they received and will receive customary fees and expenses. Affiliates of each of the book running managers are lenders under our existing $1.7 billion credit facility, WE’s existing $800 million credit facility, WPS’s existing $450 million credit facility, WG’s existing $350 million credit facility and PGL’s existing $600 million credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments of WEC Energy Group and its affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

Northern Trust Securities, Inc., a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and subsidiary of Northern Trust Corporation, is being paid a referral fee by Loop Capital Markets LLC. An affiliate of Northern Trust Securities, Inc. acts as the trustee and custodian of WEC Energy Group’s pension and other post-retirement benefit plan trusts.

Associated Investment Services, Inc., a member of FINRA and a subsidiary of Associated Banc-Corp, is being paid a referral fee by Cabrera Capital Markets LLC.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the short-term debt that we intend to repay using all or a portion of the net proceeds of the Notes. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the Notes in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Selling Restrictions

Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, (“FSMA”), and any rules or regulation made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the UK.

LEGAL MATTERS

Various legal matters in connection with the Notes will be passed upon (a) for us by Troutman Pepper Locke LLP, Atlanta, Georgia, and (b) for the underwriters by Hunton Andrews Kurth LLP, New York, New York. Joshua M. Erickson, Vice President and Deputy General Counsel, WEC Business Services LLC, will pass upon the validity of the Notes, as well as certain other legal matters, on our behalf. Mr. Erickson is the beneficial owner of less than 0.01% of WEC Energy Group’s common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements and financial statement schedules are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC. Our SEC filings (File No. 001-09057) are available to the public over the Internet at the SEC’s website at http://www.sec.gov as well as on our website, www.wecenergygroup.com. The information contained on, or accessible from, our website is not a part of, and is not incorporated in, this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. Please refer to “Where You Can Find More Information” in the accompanying prospectus. Any information referenced this way is considered to be part of this prospectus supplement and the accompanying prospectus, and any information that we file later with the SEC will automatically update and supersede this information. At the date of this prospectus supplement, we incorporate by reference the following documents that we have filed with the SEC, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we complete our sale of the securities to the public:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024; and

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025; and

•	Our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed on January 17, 2025, May 12, 2025, May 13, 2025, June 5, 2025, June 6, 2025, June 10, 2025, June 25, 2025 (solely with respect to Item 8.01) and October 31, 2025.

Information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K will not be incorporated by reference into this prospectus supplement or the accompanying prospectus unless specifically stated otherwise. We will provide, at no cost, to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus are delivered, a copy of any or all of the information that has been incorporated by reference into, but not delivered with, this prospectus supplement and the accompanying prospectus, upon written or oral request to us at:

WEC Energy Group, Inc.

231 West Michigan Street

P. O. Box 1331

Milwaukee, Wisconsin 53201

Attn: Ms. Margaret C. Kelsey, Executive Vice President, General Counsel and Corporate Secretary

Telephone: (414) 221-2345

PROSPECTUS

WEC ENERGY GROUP, INC.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Purchase Contracts

Units

WEC Energy Group, Inc. may issue and sell the securities described in this prospectus to the public in one or more offerings in the amounts authorized from time to time.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered and any other information relating to a specific offering, will be set forth in a prospectus supplement. We urge you to read this prospectus and the applicable prospectus supplement, together with any documents we incorporate by reference, carefully before you make your investment decision.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the symbol “WEC.”

See “Risk Factors” on page 1 of this prospectus and “Risk Factors” contained in any applicable prospectus supplement and documents incorporated by reference for information on certain risks related to the purchase of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2024.

ABOUT THIS PROSPECTUS

Unless we otherwise indicate or the context otherwise requires, in this prospectus, “we,” “us,” “our” and “WEC Energy Group” refer to WEC Energy Group, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may issue and sell to the public the securities described in this prospectus in one or more offerings.

This prospectus provides you with only a general description of the securities we may issue and sell. Each time we offer securities, we will provide a prospectus supplement to this prospectus that will contain specific information about the particular securities and terms of that offering. In the prospectus supplement, we will describe specific terms of the securities to be offered, the use of proceeds from the sale of such securities, the plan of distribution for the securities and other information regarding the offering. The prospectus supplement may also add to, update or change information contained in this prospectus.

If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the applicable prospectus supplement, in addition to the information contained in the documents we refer you to under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

RISK FACTORS

Investing in the securities of WEC Energy Group involves risk. Please see the “Risk Factors” described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

We have included or may include statements in this prospectus or in any prospectus supplement (including documents incorporated by reference) that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act of 1933”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act of 1934”). Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, goals, strategies, assumptions or future events or performance may be forward-looking statements. Also, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goals,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” “seeks,” “should,” “targets,” “will,” or similar terms or variations of these terms.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results, performance or achievements to differ materially from those contemplated in the forward-looking statements include factors we have described under the captions “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and under the caption “Factors Affecting Results, Liquidity, and Capital Resources” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, or under similar captions in the other documents we have incorporated by reference. Any forward-looking statement speaks only as of the date on which that statement is made, and, except as required by applicable law, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made.

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WEC ENERGY GROUP, INC.

WEC Energy Group, Inc. was incorporated in the State of Wisconsin in 1981 and became a diversified holding company in 1986. On June 29, 2015, we acquired 100% of the outstanding common shares of Integrys Energy Group, Inc. and changed our name to WEC Energy Group, Inc.

Our wholly owned subsidiaries are primarily engaged in the business of providing regulated electricity service in Wisconsin and Michigan and regulated natural gas service in Wisconsin, Illinois, Michigan and Minnesota. In addition, we have an approximately 60% equity interest in American Transmission Company LLC (“ATC”), a regulated electric transmission company. Through our subsidiaries, we also own majority interests in a number of renewable generating facilities as part of our non-utility energy infrastructure business. At June 30, 2024, we conducted our operations in the six reportable segments discussed below.

Wisconsin Segment: The Wisconsin segment includes the electric and natural gas operations of Wisconsin Electric Power Company (“WE”), Wisconsin Gas LLC (“WG”), Wisconsin Public Service Corporation (“WPS”), and Upper Michigan Energy Resources Corporation (“UMERC”). At June 30, 2024, these companies served approximately 1.7 million electric customers and 1.5 million natural gas customers.

Illinois Segment: The Illinois segment includes the natural gas operations of The Peoples Gas Light and Coke Company (“PGL”) and North Shore Gas Company, which provide natural gas service to customers located in Chicago and the northern suburbs of Chicago, respectively. At June 30, 2024, these companies served approximately 1.1 million natural gas customers. PGL also owns and operates a 38.8 billion cubic feet natural gas storage field in central Illinois.

Other States Segment: The other states segment includes the natural gas operations of Minnesota Energy Resources Corporation, which serves customers in various cities and communities throughout Minnesota, and Michigan Gas Utilities Corporation (“MGU”), which serves customers in southern and western Michigan. These companies served approximately 0.4 million natural gas customers at June 30, 2024.

Electric Transmission Segment: The electric transmission segment includes our approximately 60% ownership interest in ATC, which owns, maintains, monitors, and operates electric transmission systems primarily in Wisconsin, Michigan, Illinois, and Minnesota, and our approximately 75% ownership interest in ATC Holdco, LLC, a separate entity formed to invest in transmission-related projects outside of ATC’s traditional footprint.

Non-Utility Energy Infrastructure Segment: The non-utility energy infrastructure segment includes the operations of W.E. Power, LLC (“We Power”), which owns and leases electric power generating facilities to WE; Bluewater Natural Gas Holding, LLC (“Bluewater”), which owns underground natural gas storage facilities in southeastern Michigan; and WEC Infrastructure LLC (“WECI”). WECI has acquired or agreed to acquire majority interests in eight wind parks and three solar projects, capable of providing more than 2,300 megawatts of renewable energy. Together, these projects represent approximately $3.5 billion of committed investments and have long-term agreements with unaffiliated third parties. WECI’s investment in all of these projects either qualifies, or is expected to qualify, for production tax credits.

Corporate and Other Segment: The corporate and other segment includes the operations of the WEC Energy Group holding company, the Integrys Holding, Inc. (“Integrys Holding”) holding company, the Peoples Energy, LLC holding company, Wispark LLC (“Wispark”), and WEC Business Services LLC (WBS”). Wispark develops and invests in real estate, primarily in southeastern Wisconsin. WBS is a wholly owned centralized service company that provides administrative and general support services to our regulated entities. WBS also provides certain administrative and support services to our nonregulated entities. This segment also includes Wisvest LLC, Wisconsin Energy Capital Corporation, and WPS Power Development LLC, which no longer have significant operations.

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Our principal executive offices are located at 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities (a) to fund, or to repay short-term debt incurred to fund, investments (including equity contributions and loans to affiliates), (b) to repay and/or refinance debt, and/or (c) for other general corporate purposes. Pending disposition, we may temporarily invest any proceeds of the offering not required immediately for the intended purposes in U.S. governmental securities and other high quality U.S. securities. We expect to borrow money or sell securities from time to time, but we cannot predict the precise amounts or timing of doing so. For current information, please refer to our current filings with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION.”

DESCRIPTION OF CAPITAL STOCK

As of June 30, 2024, our authorized capital stock consisted of:

•	650,000,000 shares of common stock, par value $0.01 per share; and
•	15,000,000 shares of preferred stock, par value $0.01 per share.

As of June 30, 2024, there were 316,079,401 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation, as amended (“Articles of Incorporation”), and Bylaws, as amended (“Bylaws”), each of which is included as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Wisconsin Business Corporation Law (“WBCL”) for additional information.

Voting Rights. Each holder of common stock is entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders, subject to any class or series voting rights of holders of any preferred stock. The holders of common stock are not entitled to cumulate votes for the election of directors.

Dividends. The holders of common stock are entitled to receive such dividends as the Board of Directors (the “Board”) may from time to time declare, subject to any rights of holders of preferred stock, if any is issued. Our ability to pay dividends primarily depends on the availability of funds received from our utility subsidiaries and our non-utility subsidiaries. Various financing arrangements and regulatory requirements impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans, or advances. All of our utility subsidiaries, with the exception of UMERC and MGU, are prohibited from loaning funds to us, either directly or indirectly.

Liquidation Rights. In the event of any liquidation, dissolution or winding-up of WEC Energy Group, the holders of common stock, subject to any rights of the holders of any preferred stock, will be entitled to receive the remainder, if any, of our assets after the discharge of our liabilities.

Preemptive Rights. Holders of common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock.

Transfer Agent and Registrar. Computershare, Inc. serves as transfer agent and registrar for our common stock.

Listing. Our common stock is traded on the New York Stock Exchange under the trading symbol “WEC.”

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Preferred Stock

Under the Articles of Incorporation, our Board is authorized to divide the preferred stock into series, to issue shares of any series and, within the limitations set forth in the Articles of Incorporation or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established, including the dividend rate, redemption price and terms, amount payable upon liquidation, and any sinking fund provisions, conversion privileges and voting rights.

Certain Anti-Takeover Provisions in our Articles of Incorporation and Bylaws

The Articles of Incorporation and Bylaws contain provisions which may have the effect of discouraging persons from acquiring large blocks of WEC Energy Group stock or delaying or preventing a change in control of WEC Energy Group. The material provisions which may have such an effect are:

•	an anti-greenmail provision prohibiting the purchase of shares of common stock at a market premium from any person whom the Board believes to be a beneficial owner of more than 5% of the outstanding shares of common stock unless such holder owned the shares for at least two years, the purchase was approved by a majority of the combined voting power of the stockholders, or the purchase is pursuant to a tender offer to all holders of common stock on the same terms;

•	a provision permitting removal of a director without cause only by at least an 80% stockholder vote;

•	authorization for the Board, subject to any required regulatory approval, to issue preferred stock in series and to fix rights and preferences of the series, including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters;

•	advance notice procedures with respect to stockholder nominations of directors or stockholder proposals at a meeting of stockholders; and

•	provisions permitting amendment of some of these and related provisions only by at least an 80% stockholder vote at a meeting.

Anti-Takeover Effects of Wisconsin Law

Wisconsin law, under which we are incorporated, contains certain provisions that may have antitakeover effects, The description set forth below is intended as a summary only. For complete information you should review the applicable provisions of the WBCL and Section 196.795 of the Wisconsin Statutes, Wisconsin’s public utility holding company law (“Wisconsin Public Utility Holding Company Law”).

Control Share Acquisitions. Wisconsin law provides that, unless a corporation’s articles of incorporation provide otherwise, or otherwise specified by the board of directors, the voting power of shares of a “resident domestic corporation” such as WEC Energy Group held by any person (including two or more persons acting as a group) in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from a resident domestic corporation, or in certain specified transactions, or incident to a transaction in which stockholders have approved restoration of the full voting power of the otherwise restricted shares. WEC Energy Group has opted out of this statutory provision in its Articles of Incorporation.

Anti-Greenmail Provisions. Wisconsin law restricts the ability of certain publicly held corporations, such as WEC Energy Group, to repurchase voting shares at above market value from certain large stockholders, absent approval from the stockholders as a whole, unless an identical or better offer to purchase is made to all owners of voting shares and securities which may be converted into voting shares. These provisions apply during a takeover offer to purchases of more than 5% of the corporation’s shares from a person or group that holds more than 3% of the corporation’s voting shares and has held the shares for less than two years.

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Wisconsin law also provides that stockholder approval is required for the corporation during a takeover offer to sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

The Articles of Incorporation require an 80% stockholder vote for any amendment to the Articles of Incorporation that would have the effect of opting out of the anti-greenmail provision.

Fair Price Provisions. Wisconsin law provides that in addition to any approval otherwise required, certain mergers, share exchanges or sales, leases, exchanges or other dispositions involving a resident domestic corporation, such as WEC Energy Group, and any “significant shareholder” are subject to a super-majority vote of stockholders unless certain fair price standards have been met. For this purpose a “significant shareholder” is defined as either a 10% stockholder or an affiliate of the resident domestic corporation who was a 10% stockholder at any time within the preceding two years. The super-majority vote that is required by the statute consists of:

•	approval of 80% of the total voting power of the corporation, and

•	approval of at least 66 2/3% of the voting power not beneficially owned by the significant shareholder or its affiliates or associates.

However, a supermajority vote is not required if the following “fair price” standards are satisfied:

•	the consideration is in cash or in the form of consideration used to acquire the greatest number of shares, and

•	the amount of the consideration equals the greater of:

(a) the highest price paid by the significant shareholder within the prior two-year period;

(b) in the case of a tender offer, the market value of the shares on the date the significant shareholder commences the tender offer; or

(c) the highest liquidation or dissolution distribution to which the stockholders would be entitled.

The Articles of Incorporation require an 80% stockholder vote for any amendment to the Articles of Incorporation that would have the effect of opting out of the fair price provisions.

Business Combination Provisions. Wisconsin law restricts resident domestic corporations, such as WEC Energy Group, from engaging in specified business combinations involving an “interested stockholder” or an affiliate or associate of an interested stockholder. For this purpose an “interested shareholder” is a stockholder who beneficially owns at least 10% of the voting power of the outstanding stock of the resident domestic corporation, or is an affiliate or associate of the resident domestic corporation and beneficially owned at least 10% of the voting power of the then outstanding stock within the preceding three years. The specified business combinations include:

•	a merger or interest exchange;

•	a sale or other disposition of assets having a market value equal to at least 5% of the market value of the assets or outstanding stock of the corporation or representing at least 10% of its earning power or income;

•	the issuance or transfer of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock;

•	the adoption of a plan or proposal for liquidation or dissolution;

•	receipt by the interested stockholder or the interested stockholder’s affiliates or associates of a disproportionate direct or indirect benefit of a loan or other financial benefit provided by or through the resident domestic corporation or its subsidiaries; or

•	certain other transactions that have the direct or indirect effect of materially increasing the proportionate share of voting stock beneficially owned by the interested stockholder or the interested stockholder’s affiliates or associates.

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For a period of three years following the date that the interested stockholder becomes an interested stockholder, the resident domestic corporation is prohibited from engaging in any of the specified transactions with the interested stockholder unless the specified transaction or the purchase of stock by the interested stockholder that made the stockholder an interested stockholder is approved by the board of directors of the resident domestic corporation before the share acquisition date. Following the three-year period, a specified transaction is permitted only if:

•	the acquisition of shares by the interested stockholder was approved by the board of directors of the resident domestic corporation before the share acquisition date;

•	the specified transaction is approved by a majority of the voting stock of the resident domestic corporation that is not owned by the interested stockholder; or

•	the consideration to be received by the corporation's stockholders satisfies the “fair price” provisions of the statute as to form and amount.

Wisconsin Public Utility Holding Company Provisions. The Wisconsin Public Utility Holding Company Law provides that no person may take, hold or acquire, directly or indirectly, more than 10% of the outstanding voting securities of a public utility holding company, with the unconditional power to vote those securities, unless the PSCW has determined that the acquisition is in the best interests of utility consumers, investors and the public. Persons acquiring 10% or more of the voting securities of WEC Energy Group are subject to the provisions of the statute.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will consist of one or more senior debt securities, subordinated debt securities and junior subordinated debt securities. The debt securities will be issued in one or more series under the indenture described below between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago), as trustee, dated as of March 15, 1999, and under a securities resolution (which may be in the form of a resolution or a supplemental indenture) authorizing the particular series.

We have summarized selected provisions of the indenture and the debt securities that we may offer hereby. This summary is not complete and may not contain all of the information important to you. Copies of the indenture and a form of securities resolution are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series of debt securities issued and outstanding also has been or will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for other provisions that may be important to you. In the summary below, where applicable, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indenture. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision.

General

The indenture does not significantly limit our operations. In particular, it does not:

•	limit the amount of debt securities that we can issue under the indenture;

•	limit the number of series of debt securities that we can issue from time to time;

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•	restrict the total amount of debt that we or our subsidiaries may incur; or

•	contain any covenant or other provision that is specifically intended to afford any holder of the debt securities protection in the event of highly leveraged transactions or any decline in our ratings or credit quality.

The ranking of a series of debt securities with respect to all of our indebtedness will be established by the securities resolution creating the series.

Although the indenture permits the issuance of debt securities in other forms or currencies, the debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

Unless we say otherwise in the applicable prospectus supplement, we may redeem the debt securities for cash.

Terms

A prospectus supplement and a securities resolution relating to the offering of any new series of debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

•	the designation, aggregate principal amount, currency or composite currency and denominations of the debt securities;

•	the price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

•	the maturity date and other dates, if any, on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, or method of calculating the interest rate or rates, which the debt securities will bear;

•	the date or dates from which interest will accrue and on which interest will be payable and the record dates for the payment of interest;

•	the manner of paying principal and interest on the debt securities;

•	the place or places where principal and interest will be payable;

•	the terms of any mandatory or optional redemption of the debt securities by us, including any sinking fund;

•	the terms of any conversion or exchange right;

•	the terms of any redemption of debt securities at the option of holders;

•	any tax indemnity provisions;

•	if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining those payments;

•	the portion of principal payable upon acceleration of any discounted debt security (as described below);

•	whether and upon what terms debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series);

•	whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

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•	the ranking of the debt securities, including the relative degree, if any, to which the debt securities of a series are subordinated to one or more other series of debt securities in right of payment, whether outstanding or not;

•	any provisions relating to extending or shortening the date on which the principal and premium, if any, of the debt securities of the series is payable;

•	any provisions relating to the deferral of any interest; and

•	any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations or advisable in connection with the marketing of the debt securities. (Section 2.01)

We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities. (Section 2.01) We may issue the debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. We may issue global securities in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee or a successor depositary. (Section 2.12) We will describe in the prospectus supplement relating to any series the specific terms of the depositary arrangement with respect to that series.

Unless otherwise indicated in a prospectus supplement, we will issue registered debt securities in denominations of $1,000 and whole multiples of $1,000 and bearer debt securities in denominations of $5,000 and whole multiples of $5,000. We will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding debt securities of the series to be represented by that global security or securities. (Section 2.12)

In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

A holder of registered debt securities may request registration of a transfer upon surrender of the debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

We may issue debt securities under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special U.S. federal income tax and other considerations applicable to discounted debt securities, if material, will be described in the related prospectus supplement. A discounted debt security is a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange on a mandatory basis, at the option of the holder or at our option. (Sections 2.01 and 9.01)

Certain Covenants

Any restrictive covenants which may apply to a particular series of debt securities will be described in the related prospectus supplement.

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Ranking of Debt Securities

Unless stated otherwise in a prospectus supplement, the debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets and will represent our unsecured debt.

Because we are a holding company and conduct all of our operations through subsidiaries, holders of debt securities will generally have a position that is effectively junior to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Various financing arrangements and regulatory requirements impose restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. All of our utility subsidiaries, with the exception of UMERC and MGU, are prohibited from loaning funds to us, either directly or indirectly. The indenture does not limit us or our subsidiaries if we decide to issue additional debt.

As of June 30, 2024, our direct obligations included (i) $4.7 billion of outstanding senior notes and $358.9 million of junior subordinated notes issued under the indenture, and (ii) $1.7 billion of outstanding convertible senior notes issued under separate indentures. We have $1.7 billion in multi-year bank back-up credit facilities to support our commercial paper program and had no commercial paper outstanding at June 30, 2024.  At June 30, 2024, our subsidiaries had approximately $11.2 billion of long-term debt outstanding, $757.0 million of commercial paper outstanding and $30.4 million of preferred stock outstanding. Our subsidiaries have an aggregate of $1.6 billion in multi-year bank back-up credit facilities to support their respective commercial paper programs.

Successor Obligor

The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we will not consolidate with or merge into another company in a transaction in which we are not the surviving company, or transfer all or substantially all of our assets to another company, unless:

•	that company is organized under the laws of the United States or a state thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state thereof;

•	that company assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons;

•	all required approvals of any regulatory body having jurisdiction over the transaction have been obtained; and

•	immediately after the transaction no default exists under the indenture.

The successor will be substituted for us as if it had been an original party to the indenture, securities resolutions and debt securities. Thereafter, the successor may exercise our rights and powers under the indenture, the debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in authorized denominations requested by the holders upon surrender of the registered debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and bearer form, bearer debt securities may be exchanged for an equal aggregate principal amount of registered or bearer debt securities of the same series and date of maturity in authorized denominations upon surrender of the bearer debt securities with all unpaid interest coupons, except as may otherwise be provided in the debt securities, at our agency maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07) As of the date of this prospectus, we do not expect that the terms of any series of debt securities will permit registered debt securities to be exchanged for bearer debt securities.

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Defaults and Remedies

Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe any differences, an event of default with respect to a series of debt securities will occur if:

•	we default in any payment of interest on any debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

•	we default in the payment of the principal and premium, if any, of any debt securities of that series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

•	we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series as required by the securities resolution establishing that series and the default continues for a period of 60 days;

•	we default in the performance of any of our other agreements applicable to that series and the default continues for 90 days after the notice specified below;

•	pursuant to or within the meaning of any Bankruptcy Law, we:

-	commence a voluntary case,

-	consent to the entry of an order for relief against us in an involuntary case,

-	consent to the appointment of a custodian for us or for all or substantially all of our property, or

-	make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

-	is for relief against us in an involuntary case,

-	appoints a custodian for us or for all or substantially all of our property, or

-	orders us to liquidate; or

•	there occurs any other event of default provided for in that series. (Section 6.01)

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. (Section 1.01) A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. (Section 6.02)

The holders of a majority in principal amount of a series of debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 6.02)

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If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the debt securities of a series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it in good faith determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish to the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

The failure to redeem any debt securities subject to a conditional redemption is not an event of default if any event on which the redemption is conditioned does not occur and is not waived before the scheduled redemption date. (Section 6.01) Debt securities are subject to a conditional redemption if the notice of redemption relating to the debt securities provides that it is subject to the occurrence of any event before the date fixed for the redemption in the notice. (Section 3.04)

The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including a default on another series of debt securities issued under the indenture, would not automatically constitute an event of default under the indenture. A securities resolution may provide for a cross-default provision. In that case, the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

The indenture and the debt securities, or any coupons, of any series may be amended, and any default may be waived. Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the indenture, the debt securities and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. (Section 10.02)

Without the consent of each debt security holder affected, no amendment or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the interest on or change the time for payment of interest on any debt security (subject to any right to defer one or more payments of interest we may have retained in the securities resolution and described in the prospectus supplement);

•	change the fixed maturity of any debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

•	reduce the principal of any non-discounted debt security or reduce the amount of principal of any discounted debt security that would be due on its acceleration;

•	change the currency in which the principal or interest on a debt security is payable;

•	make any change that materially adversely affects the right to convert or exchange any debt security;

•	waive any default in payment of interest on or principal of a debt security or any default in respect of a provision that pursuant to the indenture cannot be amended without the consent of each debt security holder affected; or

•	make any change in the section of the indenture concerning waiver of past defaults or the section of the indenture concerning amendments requiring the consent of debt security holders, except to increase the amount of debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder of debt securities affected by the amendment or waiver. (Sections 6.04 and 10.02)

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Without the consent of any debt security holder, we may amend the indenture or the debt securities:

•	to cure any ambiguity, omission, defect, or inconsistency;

•	to provide for the assumption of our obligations to debt security holders by the surviving company in the event of a merger, consolidation or transfer of all or substantially all of our assets requiring such assumption;

•	to provide that specific provisions of the indenture will not apply to a series of debt securities not previously issued;

•	to create a series of debt securities and establish its terms;

•	to provide for a separate trustee for one or more series of debt securities; or

•	to make any change that does not materially adversely affect the rights of any debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series (“covenant defeasance”). (Section 8.01)

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

To exercise either defeasance option as to a series of debt securities, we must:

•	irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations;

•	deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

•	comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any income, gain or loss to holders for federal income tax purposes. (Section 8.02)

U.S. government obligations are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option. This term also includes certificates representing an ownership interest in such obligations. (Section 8.02)

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Regarding the Trustee

Unless otherwise indicated in a prospectus supplement, The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Trust Company, National Association) (successor to Bank One Trust Company, N.A.) (successor to The First National Bank of Chicago) will act as trustee and registrar for debt securities issued under the indenture, and the trustee will also act as transfer agent and paying agent with respect to the debt securities. (Section 2.03) We may remove the trustee with or without cause if we notify the trustee three months in advance and if no default occurs during the three-month period. If the trustee resigns or is removed, or if a vacancy exists in the office of trustee for any reason, the indenture provides that we must promptly appoint a successor trustee. (Section 7.07) The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee. (Section 7.02) In addition, the trustee serves as collateral agent for notes issued by non-utility subsidiaries of We Power.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of Wisconsin, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares representing fractional interests in shares of our preferred stock of any series, if any. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. Depositary shares may be evidenced by depositary receipts issued pursuant to the related deposit agreement. Additional information regarding any depositary shares we may offer, the series of preferred stock represented by those depositary shares and the related deposit agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of our debt securities, shares of our common stock or preferred stock, depositary shares or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares or any combination of the above. The price of such debt securities, shares of our common stock or preferred stock or depositary shares may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or debt obligations of third parties, such as U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a specified manner that we will file with the SEC in connection with a public offering relating to the purchase contracts. To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the purchase contracts offered thereby.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit may be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit may have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the units offered thereby.

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PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any one or more of the following ways from time to time: (a) to or through underwriters or dealers; (b) directly to one or more purchasers; (c) through agents; (d) through competitive bidding; (e) in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise; (f) in forward contracts or similar arrangements; or (g) any combination of the above. The prospectus supplement will set forth the terms of the offering of the securities being offered thereby, including the name or names of any underwriters or agents, the purchase price of those securities and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ compensation or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by us and described in the applicable prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities in respect of which this prospectus is delivered may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms (with respect to debt securities), by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

The securities in respect of which this prospectus is delivered may also be sold directly by us or through agents designated by us from time to time. Any agent involved in the offering and sale of such securities will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

If any underwriter or any selling group member intends to engage in stabilizing transactions, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, such intention and a description of such transactions will be described in the prospectus supplement.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

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LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Joshua M. Erickson, Vice President and Deputy General Counsel of WEC Business Services LLC, will pass upon the validity of the securities, as well as certain other legal matters, on our behalf. Mr. Erickson is the beneficial owner of less than 0.01% of our common stock. Unless otherwise indicated in the applicable prospectus supplement, Troutman Pepper Hamilton Sanders LLP, Atlanta, Georgia, will pass upon the validity of the depositary shares, purchase contracts and units under the laws of the State of New York, as well as certain other legal matters, on our behalf. Unless otherwise indicated in the applicable prospectus supplement, various legal matters in connection with the offering of any securities will be passed upon for any underwriters or agents by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedules of WEC Energy Group, Inc., as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus to WEC Energy Group, Inc.’s Form 10-K for the year ended December 31, 2023, and the effectiveness of WEC Energy Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements and financial statement schedules are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, as well as registration and proxy statements and other information, with the SEC under File No. 001-09057. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through our own web site at www.wecenergygroup.com. Except for the documents filed with the SEC and incorporated by reference into this prospectus, the other information on, or accessible from, our web site is not a part of, and is not incorporated by reference in, this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offerings contemplated by this prospectus are completed or terminated:

•	Annual Report on Form 10-K for the year ended December 31, 2023;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024; and

•	Current Reports on Form 8-K and 8-K/A, as applicable, filed January 8, 2024 (solely with respect to Item 2.06), January 19, 2024, March 12, 2024, May 13, 2024, May 22, 2024, May 23, 2024, May 28, 2024, June 5, 2024, and July 8, 2024.

No information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K will be incorporated by reference in this prospectus unless specifically stated otherwise. You may request a copy of these documents at no cost by calling or writing to us at the following address:

WEC Energy Group, Inc.

231 West Michigan Street

P. O. Box 1331

Milwaukee, Wisconsin 53201

Attn: Corporate Secretary

Telephone: (414) 221-2345

You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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$

% Fixed-to-Fixed Rate Junior Subordinated Notes due 2056

PROSPECTUS SUPPLEMENT

November         , 2025

Joint Book-Running Managers

Barclays	BofA Securities	Citigroup	Morgan Stanley	US Bancorp	Wells Fargo Securities

KeyBanc Capital Markets	MUFG	PNC Capital Markets LLC	RBC Capital Markets	TD Securities

Co-Managers

Cabrera Capital Markets LLC	Comerica Securities	Loop Capital Markets